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                                                                      EXHIBIT 10


                                November 7, 1997




Mr. Marvin Jones
TCI Communications, Inc.
5619 DTC Parkway
Englewood, CO  80111

Dear Marvin:

                  Thank you for the services to TCI Communications, Inc. ("TCIC") you rendered during the last eight months. This letter agreement sets forth our understanding as to compensation matters between TCIC and you. Your annual salary shall be at the rate of $560,000 per year commencing July 1, 1997. You will receive the same benefits that other senior executives of your level at TCIC (or Executive Vice Presidents of Tele-Communications, Inc. ("TCI")) receive. We will consider increases to this annual compensation from time to time. We will continue to pay you your annual salary until January 1, 2000, or such later date as to which we shall mutually agree, (the "Term") unless you voluntarily resign or are terminated for cause. If you die or become disabled to the extent that you cannot perform your duties, TCIC agrees to pay such annual salary to your estate or designated beneficiaries.

                  You will be Executive Vice President and Chief Operating Officer of TCIC and report to me in my capacity as President and Chief Executive Officer of TCIC. You will, of course, devote your full time to the providing of these services.

                  You will be reimbursed for normal reimbursable expenses incurred in performing your duties pursuant to TCIC's then standards, but you shall have the same standards as those of Executive Vice Presidents of TCI.

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Mr. Marvin Jones
November 7, 1997
Page Two


                  If this agreement is terminated prior to the expiration of the Term for any reason other than cause or your voluntary resignation, you will be paid the greater of the balance due between the date of termination and January 1, 2000, or two years' annual compensation at its then current level, and all options granted to you will immediately vest; such options will also vest upon the expiration of the Term if you are providing the services required hereby immediately prior to the expiration of the Term.

                  TCI's Compensation Committee will consider granting to you, along with other senior officers of TCIC, options in certain TCI securities, although there are no obligations to grant you additional options.

                  Again, thank you for your fine work on behalf of TCIC. I hope this meets with your approval. If so, please indicate by signing in the space below.

                                   Sincerely,

                                   /s/ Leo J. Hindery, Jr.

                                   Leo J. Hindery, Jr.
SMB/sww

AGREED AND ACCEPTED
this 7th day of November, 1997.


       /s/ Marvin Jones
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         Marvin Jones